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                                                                    EXHIBIT 99.1

                                             PRIME GROUP REALTY TRUST     [LOGO]
                                             77 WEST WACKER DRIVE
                                             SUITE 3900
                                             CHICAGO, ILLINOIS 60601
                                             NYSE: PGE

AT THE COMPANY:                                             AT THE FINANCIAL RELATIONS BOARD:
Richard S. Curto              William M. Karnes             Todd Tarbox              Georganne Palffy
President                     Executive Vice President      General Inquiries        Investor Inquiries
Chief Executive Officer       Chief Financial Officer       312/266-7800             312/266-7800
312/917-1300                  312/917-1300
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FOR IMMEDIATE RELEASE
FRIDAY, MAY 19, 2000


                       PRIME GROUP REALTY TRUST ANNOUNCES
                            RESULTS OF ANNUAL MEETING

CHICAGO, IL., MAY 19, 2000 -- PRIME GROUP REALTY TRUST (NYSE: PGE; THE
"COMPANY") announced the results of its Annual Meeting of Shareholders held on Wednesday, May 17, 2000.

     The following proposals submitted at the meeting were approved by the
Shareholders:

          1.   The Second Amendment to the Prime Group Realty Trust 1997 Share
               Incentive Plan which provides for an increase in the number of Common Shares issuable under the Plan from 2,540,000 to 2,860,774;

          2    The reservation and subsequent issuance of up to 927,100 Common
               Shares (subject to increase to give effect to certain anti-dilution provisions) of the Company to be issued upon exchange of the same number of Common Units of Limited Partner
               Interest in Prime Group Realty, L.P., the limited partnership through which the Company conducts it's business; and

          3. The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending
               December 31, 2000.

     In addition, two members of the Company's Board of Trustees, Stephen J.
Nardi and Governor James R. Thompson, were reelected to new three year terms.
Thomas J. Saylak had been nominated for reelection, but he resigned from the Board on May 16, 2000 and withdrew from the election. Accordingly, Mr. Saylak's position on the Board will remain vacant until the Board elects a successor.

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in the Chicago metropolitan area. The Company's portfolio consists of 29 office properties, containing an aggregate of 10.9 million net rentable square feet and 44 industrial properties

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PRIME GROUP REALTY TRUST
ADD 1

containing an aggregate of 5.3 million net rentable square feet. The portfolio also includes approximately 230.5 acres of developable land and rights to acquire more than 165.4 additional acres of developable land which management believes could be developed with approximately 9.1 million rentable square feet of office and industrial space.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "believes", "expects", "anticipates", "estimates", and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.